Exhibit 2.5
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of the end of the period covered by this annual report on Form 20-F (this “Annual Report”), Grab Holdings Limited (the “company”, “we”, “us” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.000001 per share	GRAB	The Nasdaq Stock Market LLC
Warrants, each exercisable for one Class A ordinary share at an exercise price of $11.50	GRABW	The Nasdaq Stock Market LLC
Description of Ordinary Shares (Items 9.A.3, 9.A.5, 9.A.6, 9.A.7, 10.B.3, 10.B.4, 10.B.6, 10.B.7, 10.B.8, 10.B.9 and 10.B.10 of Form 20-F)
Grab Holdings Limited (“GHL”, “we” or the “Company”), the registrant, is an exempted company limited by shares incorporated under the laws of the Cayman Islands and our affairs are governed by our amended and restated articles of association (the “Amended Articles”), the Cayman Islands Companies Act, and the common law of the Cayman Islands.
Our authorized share capital consists of 50,000,000,000 shares of a par value of $0.000001 each, consisting of 49,500,000,000 Class A Ordinary Shares and 500,000,000 Class B Ordinary Shares (Class A Ordinary Shares and Class B Ordinary Shares, collectively, the “Ordinary Shares”). The number of Class A Ordinary Shares that had been issued as of the end of the period covered by this Annual Report is provided on the cover of this Annual Report. All Ordinary Shares issued and outstanding as of the date of this Annual Report are fully paid and non-assessable.
The following are summaries of material provisions of the Amended Articles and the Cayman Islands Companies Act (Revised) as they relate to the material terms of our Ordinary Shares.
Ordinary Shares
General
Our authorized and issued ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares generally have the same rights except for voting, conversion and director appointment and removal rights. Each Class A Ordinary Share is entitled to one vote, while each Class B Ordinary Share is entitled to 45 votes. Only Class A Ordinary Shares are listed and traded on NASDAQ, and we intend to maintain the dual-class voting structure. The Key Executives (as defined in the Amended Articles) and their respective Permitted Entities (as defined in the Amended Articles) and our executive officers hold all of the outstanding Class B Ordinary Shares. We maintain a register of our shareholders and a shareholder will only be entitled to a share certificate if our board of directors resolves that share certificates be issued.
Our share capital structure has, in part, been created with a view to complying with MAS requirements for digital banking licensees. The MAS Eligibility Criteria and Requirements for Digital Banks require licensees to be “anchored in Singapore, controlled by Singaporeans and headquartered in Singapore.” Our CEO and co-founder Mr. Anthony Tan, as the Singaporean citizen controlling the Digital Banking JV (through the Company’s 60% interest in Digital Banking JV), needs to hold a majority of the voting rights in GHL in order to fulfil the “controlled by Singaporeans” criteria. Accordingly, a key reason for the enhanced shareholder voting rights given to Mr. Anthony Tan is to meet this requirement, which is subject to continuous regulatory review by the MAS.
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Mr. Tan controls the voting power of all of the outstanding Class B Ordinary Shares. All Key Executives, other than Mr. Tan, and certain entities related to such Key Executives or Mr. Tan, have irrevocably appointed Mr. Tan as attorney-in-fact and proxy to vote all of their Class B Ordinary Shares on their behalf, and agreed to condition any transfer of Class B Ordinary Shares on the transferee agreeing to be bound by such appointment (the “Key Executive Proxies”). Each such Key Executive Proxy will terminate, with respect to any Class B Ordinary Share, on the date that such Class B Ordinary Share is converted into a Class A Ordinary Share. The Key Executive Proxies and the proxies given to Mr. Tan by our executive officers other than Mr. Tan under the Voting Proxy Deeds (the “Exco Proxies”) give Mr. Tan control of the voting power of all outstanding Class B Ordinary Shares. As a result, as of January 31, 2026, after giving effect to the Key Executive Proxies and the Exco Proxies, Mr. Tan controlled approximately 59.9% of the total voting power of all issued and outstanding Ordinary Shares voting together as a single class, even though he and his Permitted Entities only beneficially owned 3.2% of outstanding Ordinary Shares.
Additionally, the Key Executives and certain entities related to the Key Executives entered into a letter agreement (the “ROFO Agreement”), pursuant to which, subject to certain limited exceptions, in the event any holder of Class B Ordinary Shares intends to sell or otherwise transfer Class B Ordinary Shares in an open market or private transaction, that transferring shareholder first shall irrevocably offer those shares to each other holder of Class B Ordinary Shares by way of a notice delivered to each such other holder. In March 2025, all of our executive officers (other than Mr. Tan) entered into a joinder agreement, pursuant to which they agreed to be a party to, and be fully bound by, all of the covenants, terms and conditions of the ROFO Agreement with respect to any and all Class B Ordinary Shares that they hold as if they were parties thereto, except that each of them waived their right of first offer to purchase any Class B Ordinary Shares held by any other person. As such, the ROFO Agreement has the effect of providing Class B Ordinary Shareholders the right to preserve the continued ownership of Class B Ordinary Shares within that group of holders except the executive officers other than Mr. Tan. Since all of those holders delivered the Key Executive Proxies and given the Exco Proxies, the ROFO Agreement also will have the effect of preserving Mr. Tan’s control over the Class B Ordinary Shares and our company.
Although Mr. Tan controls the voting power of all of the outstanding Class B Ordinary Shares, his control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of Class B Ordinary Shares by its holder to any person which is not a Permitted Transferee of such holder, those shares will automatically and immediately convert into Class A Ordinary Shares. In addition, all Class B Ordinary Shares will automatically convert to Class A Ordinary Shares in other events described below. See “—Optional and Mandatory Conversion.”
Dividends
The holders of Ordinary Shares are entitled to such dividends as our board of directors may in its discretion lawfully declare from time to time, or as our shareholders may declare by ordinary resolution. Class A Ordinary and Class B Ordinary Shares rank equally as to dividends and other distributions. Dividends may be paid either in cash or in specie, provided, that no dividend can be made in specie on any Class A Ordinary Shares unless a dividend in specie in equal proportion is made on Class B Ordinary Shares.
Voting Rights
In respect of all matters upon which holders of Ordinary Shares are entitled to vote, each Class A Ordinary Share will be entitled to one vote and each Class B Ordinary Share will be entitled to 45 votes. Voting at any meeting of shareholders will be by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the votes that may be cast at such meeting.
Class A Ordinary Shares and Class B Ordinary Shares will vote together on all matters, except that we will not, without the approval of holders of a majority of the voting power of the Class B Ordinary Shares, voting exclusively and as a separate class:
•increase the number of authorized Class B Ordinary Shares;
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•issue any Class B Ordinary Shares or securities convertible into or exchangeable for Class B Ordinary Shares, other than to Key Executives or their affiliates, including Permitted Entities;
•create, authorize, issue, or reclassify into, any preference shares in the capital of GHL or any shares in the capital of GHL that carry more than one vote per share;
•reclassify any Class B Ordinary Shares into any other class of shares or consolidate or combine any Class B Ordinary Shares without proportionately increasing the number of votes per Class B Ordinary Share;
•amend, restate, waive, adopt any provision inconsistent with or otherwise alter any provision of the Amended Articles relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Ordinary Shares; or
•nominate, appoint or remove a majority of our board of directors or the “Class B Directors.”
All holders of Class B Ordinary Shares, other than Mr. Tan, have irrevocably appointed Mr. Tan as attorney-in-fact and proxy to vote all Class B Ordinary Shares on their behalf, and agreed to condition any transfer of Class B Ordinary Shares on the transferee agreeing to be bound by such appointment. See “—Shareholders’ Deed.”
An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.
Optional and Mandatory Conversion
Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.
Upon any transfer of Class B Ordinary Shares by a holder thereof to any person which is not a Permitted Transferee of such holder, each such Class B Ordinary Share will automatically and immediately convert into one Class A Ordinary Share. In case of any transfer of Class B Ordinary Shares to a person who at any later time ceases to be a Permitted Transferee, we may refuse registration of any subsequent transfer except back to the transferor of such Class B Ordinary Shares, and otherwise, such Class B Ordinary Shares will automatically and immediately convert into an equal number of Class A Ordinary Shares.
Each Class B Ordinary Share will automatically convert into one Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions) on the earliest to occur of 5:00 p.m., Singapore time:
•on the first anniversary of Mr. Tan’s death or incapacity;
•on a date determined by our board of directors during the period commencing 90 days after, and ending 180 days after, the date on which Mr. Tan is terminated for cause (and in the event of a dispute regarding whether there was cause, cause will be deemed not to exist unless and until an affirmative ruling regarding such cause has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable); or
•on a date determined by our board of directors during the period commencing 90 days and ending 180 days after the date that Mr. Tan and his affiliates and Permitted Entities together own less than 33% of the number of Class B Ordinary Shares that he and his affiliates and Permitted Entities owned immediately following the consummation of the Business Combination.
Transfer of Ordinary Shares
Subject to applicable laws, including securities laws, and the restrictions contained in the Amended Articles and to any lock-up agreements to which a shareholder may be a party, any shareholders may transfer all or any of their Class A Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
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Class B Ordinary Shares may be transferred only to a Permitted Transferee of the holder and, subject to the ROFO Agreement, any Class B Ordinary Shares transferred otherwise will be converted into Class A Ordinary Shares as described above. See “—Optional and Mandatory Conversion.”
Our board of directors may decline to register any transfer of any share in the event that any of the following is known by the directors not to be both applicable and true with respect to such transfer:
•the instrument of transfer is lodged with us, or the designated transfer agent or share registrar, accompanied by the certificate for the shares to which it relates (if any) and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
•the instrument of transfer is in respect of only one class of shares;
•the instrument of transfer is properly stamped, if required;
•the transferred shares are fully paid up and free of any lien in favor of us (it being understood and agreed that all other liens, e.g. pursuant to a bona fide loan or indebtedness transaction, shall be permitted); or
•a fee of such maximum sum as NASDAQ may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.
If our board of directors refuses to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal stating the facts which are considered to justify the refusal to register the transfer.
Liquidation
Our Class A Ordinary Shares and Class B Ordinary Shares will rank equally upon occurrence of any liquidation or winding up of GHL, in the event of which GHL’s assets will be distributed to, or the losses will be borne by, shareholders in proportion to the par value of the shares held by them.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. The Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.
Redemption of Ordinary Shares
Subject to the provisions of the Cayman Islands Companies Act, we may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or us. The redemption of such shares will be effected in such manner and upon such other terms as we may, by special resolution, determine before the issue of the shares.
Variations of Rights of Shares
Subject to certain Amended Articles provisions governing the Class B Ordinary Shares, if at any time the share capital of GHL is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, any such variation will be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.
General Meetings of Shareholders
We will hold annual general meetings at such time and place as our board of directors determines. At least seven calendar days’ notice shall be given for any general meeting. Our board of directors may call extraordinary
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general meetings, and must convene an extraordinary general meeting upon the requisition of (a) shareholders holding at least a majority of the votes that may be cast at such meeting, or (b) the holders of Class B Ordinary Shares entitled to cast (including by proxy) a majority of the votes that all Class B Ordinary Shares are entitled to cast. Separate general meetings of the holders of a class or series of shares may be called only by (a) the chairman of our board of directors, (b) a majority of our entire board of directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series), or (c) with respect to general meetings of the holders of Class B Ordinary Shares, Mr. Tan. One or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of GHL in issue present in person or by proxy and entitled to vote will be a quorum for all purposes, provided that the presence in person or by proxy of holders of a majority of Class B Ordinary Shares will be required in any event.
Inspection of Books and Records
Our board of directors shall determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of GHL will be open to the inspection by the shareholders, and no shareholder will otherwise have any right of inspecting any account or book or document of GHL except as required by the Cayman Islands Companies Act (Revised) or authorized by shareholders in a general meeting.
Changes in Capital
We may from time to time by ordinary resolution, subject to the rights of holders of Class B Ordinary Shares:
•increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;
•consolidate and divide all or any share capital into shares of a larger amount than existing shares;
•sub-divide its existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or
•cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.
Subject to the rights of Class B Ordinary Shares, we may by special resolution reduce our share capital or any capital redemption reserve fund in any manner permitted by law.
Exempted Company
We are an exempted company with limited liability incorporated under the laws of Cayman Islands. The Cayman Islands Companies Act (Revised) distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;
•an exempted company’s register of members is not open to inspection;
•an exempted company does not have to hold an annual general meeting;
•an exempted company may issue no par value shares;
•an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
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•an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•an exempted company may register as a limited duration company; and
•an exempted company may register as a segregated portfolio company.
Shareholders’ Deed
Concurrently with the signing of the Business Combination Agreement and effective upon consummation of the Business Combination on December 1, 2021, GHL entered into the Shareholders’ Deed with Altimeter Growth Holdings (the “Sponsor”), Grab Holdings Inc. (“GHI”), Mr. Tan, and the Covered Holders, pursuant to which the Covered Holders irrevocably appointed Mr. Tan as attorney-in-fact and proxy for and in such Covered Holder’s name, place and stead, to: (i) attend any and all shareholders meetings of GHL; (ii) vote such Covered Holder’s Class B Ordinary Shares at any such meeting; (iii) grant or withhold all written consents with respect to such Covered Holder’s Class B Ordinary Shares; and (iv) represent and otherwise act for such Covered Holder in the same manner and with the same effect as if such Covered Holder was personally present at any such meeting. As a condition of transfer of any Class B Ordinary Shares by a Covered Holder to a third party that is a Permitted Transferee, the Covered Holder must cause such Permitted Transferee to adhere to the Shareholders’ Deed, including the Key Executive Proxies. The Key Executive Proxies granted under the Shareholders’ Deed with respect to any Class B Ordinary Share will remain in effect until such Class B Ordinary Share is converted into a Class A Ordinary Share.
Voting Proxy Deeds
In March 2025, GHL entered into a Voting Proxy Deed with Mr. Tan and each of our executive officers other than Mr. Tan (together with the transferees permitted under the Voting Proxy Deed, the “Covered Exco Holders”), pursuant to which, among other things, the Covered Exco Holders appointed Mr. Tan as attorney-in-fact and proxy for and in such Covered Exco Holder’s name, place and stead, to: (i) attend any and all shareholders meetings of the Company; (ii) vote such Covered Exco Holder’s Class B Ordinary Shares at any such meeting; (iii) grant or withhold all written consents with respect to such Covered Exco Holder’s Class B Ordinary Shares; and (iv) represent and otherwise act for such Covered Exco Holder in the same manner and with the same effect as if such Covered Exco Holder was personally present at any such meeting. As a condition of transfer of any Class B Ordinary Shares by a Covered Exco Holder to a third party that is a transferee permitted under the Voting Proxy Deed, the Covered Exco Holder must cause such transferee to adhere to the Voting Proxy Deed, including the Exco Proxies. The Exco Proxies with respect to a Covered Exco Holder will remain in effect until all Class B Ordinary Shares held by such Covered Exco Holder are converted into Class A Ordinary Shares.
Description of Warrants(Item 12.B of Form 20-F)
The number of warrants that were outstanding as of the end of the period covered by this Annual Report is provided on the cover of this Annual Report. Our warrants are issued in registered (book-entry) form under the warrant agreement, dated September 30, 2020, by and between Altimeter Growth Corp. (“AGC”) and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, as amended by the Assignment, Assumption and Amendment Agreement, dated April 12, 2021, by and among AGC, GHL and Continental (the warrant agreement, as amended, the “Warrant Agreement”). As used herein:
•“Forward Purchase Warrants” refer to the warrants purchased by (i) Altimeter Partners Fund, L.P. (the “Sponsor Affiliate”) pursuant to the Forward Purchase Agreement between AGC and the Sponsor Affiliate, as amended and restated as of April 12, 2021, and (ii) JS Capital LLC (“JS Securities”) pursuant to the Forward Purchase Agreement between AGC and JS Securities, as amended and restated as of April 12, 2021;
•“Private Placement Warrants” refer to warrants issued to the Sponsor pursuant to the certain Private Placement Warrants Purchase Agreement between AGC and the Sponsor, and assumed by GHL pursuant to the Warrant Agreement; and
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•“Public Warrants” refer to the warrants issued to public investors in AGC’s initial public offering and assumed by GHL pursuant to the Warrant Agreement.
The following summary of certain provisions relating to our warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to the Warrant Agreement.
General
The Private Placement Warrants are identical to the Public Warrants in all material respects, except that the Private Placement Warrants (i) may not, so long as they are held by the Sponsor or any of its Permitted Transferees (as defined in the Warrant Agreement), be transferred, assigned or sold by the holder until December 31, 2021; (ii) may be exercised for cash or on a “cashless” basis, and (iii) shall not be redeemable by us so long as they are held by the Sponsor or any of its Permitted Transferees. The Forward Purchase Warrants have the same terms as the Public Warrants.
Each warrant entitles its holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, subject to certain adjustments (the “Exercise Price”). The warrants became exercisable on December 31, 2021. The warrants will expire at the earliest to occur of (i) 5:00 p.m., New York City time on December 2, 2026 and (ii) 5:00 p.m., New York City time on the redemption date, if any, that we may fix in accordance with the Warrant Agreement, except that in the case of any Private Placement Warrants held by the Sponsor or any of its Permitted Transferees, they will expire at 5:00 p.m., New York City time on December 2, 2026 (the expiration dates of the warrants, the “Expiration Date”). We may extend the duration of the warrants so long as we provide at least 20 days’ prior written notice to all registered holders. Any such extension must be identical among all of the warrants. Any warrant not exercised prior to its expiration will become void.
Exercise of Warrants
A warrant may be exercised by delivering to the warrant agent (i) the warrant, (ii) an election to purchase form, and (iii) the payment in full of the Exercise Price and any and all applicable taxes due in connection with the exercise.
As soon as practicable after the exercise of any warrant we will issue a book-entry position or certificate, as applicable, for the Class A Ordinary Shares. All Class A Ordinary Shares issued upon the proper exercise of a warrant in conformity with the Warrant Agreement will be validly issued, fully paid and non-assessable.
A warrant holder may notify us in writing of the holder’s election to be subject to a provision of the Warrant Agreement preventing the holder from exercising a warrant, to the extent that, after giving effect to such exercise, the holder (together with its affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8%, as specified by the holder (the “Maximum Percentage”) of our outstanding Class A Ordinary Shares immediately after giving effect to such exercise. By written notice to us, a warrant holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided, however, that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us.
Notwithstanding the above, we are not obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a warrant and do not have the obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfaction of obligations with respect to registration under the Warrant Agreement, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a Class A Ordinary Share upon exercise of a warrant unless the Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
Adjustments
We may, in our sole discretion, lower the Exercise Price at any time prior to the Expiration Date for a period of not less than 15 business days, unless otherwise required by applicable laws, stock exchange rules or the
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U.S. Securities and Exchange Commission (the “SEC”), provided that we provide a prior notice of at least three business days to the holders and any such reduction shall be identical among all of the warrants.
The number of Class A Ordinary Shares issuable upon the exercise of the warrants is subject to customary adjustments in certain circumstances, such as a share split, dividend or reclassification of our Class A Ordinary Shares, as described in the Warrant Agreement. In the event the number of Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, the Exercise Price will be adjusted (to the nearest cent) by multiplying the Exercise Price immediately prior to such adjustment, by a fraction (x) the numerator of which shall be the number of Class A Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Class A Ordinary Shares so purchasable immediately thereafter.
If, by reason of any adjustment made pursuant to the events described above, the holder of any warrant would be entitled, upon the exercise of such warrant, to receive a fractional interest in a share, we will, upon such exercise, round down to the nearest whole number the number of Class A Ordinary Shares to be issued to such holder.
Warrant holders also have replacement rights in the case of certain reorganization, merger, consolidation or sale transactions involving our company or substantially all of our assets (each a “Replacement Event”). Upon the occurrence of any Replacement Event, warrant holders will have the right to purchase and receive (in lieu of our Class A Ordinary Shares) the kind and amount of stock or other securities or property (including cash) receivable upon such Replacement Event that the holder would have received if the warrants were exercised immediately prior to such event.
Upon any adjustment of the Exercise Price or the number of shares issuable upon exercise of a warrant, we will provide written notice of such adjustment to the warrant agent stating the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Class A Ordinary Shares purchasable at such price upon the exercise of a warrant. We will also provide notice of any adjustment described above to each warrant holder at the last address set forth in the warrant register stating the date of the event.
Cashless Exercise
We agreed to use commercially reasonable efforts to file with the SEC as soon as practicable a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the warrants. We are obligated to use commercially reasonable efforts to cause the registration statement to become effective and to maintain its effectiveness, and a current prospectus relating thereto, until the expiration or redemption of the warrants. Warrant holders have the right, during any period that we may fail to, as agreed, maintain an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis.” In a cashless exercise, holders may exchange their warrants for a number of Class A Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the Fair Market Value (as defined hereinafter) less the Exercise Price by (y) the Fair Market Value and (B) 0.361 per warrant. “Fair Market Value” in this paragraph means the volume weighted average price of the Class A Ordinary Shares as reported during the ten trading days ending on the trading day prior to the date that notice of exercise is received by the warrant agent.
If, by reason of any exercise of warrants on a “cashless basis”, the holder of any warrant would be entitled, upon the exercise of such warrant, to receive a fractional interest in a Class A Ordinary Share, we will round down to the nearest whole number, the number of Class A Ordinary Shares to be issued to such holder.
Redemption
We have the right to redeem all the warrants (but not less than all the warrants), at any time while they are exercisable and prior to their expiration, at the price of $0.01 per warrant (the “Redemption Price”). If we choose to redeem all outstanding warrants, we are required to (i) fix a date for the redemption and (ii) provide notice to the registered holders of the warrants at least 30 days prior to the redemption date. We will mail any such notice of
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redemption by first class mail, postage prepaid, not less than 30 days prior to the redemption date to registered warrant holders. The notice will be sent to each registered holder’s last address as it appears on the registration books. Any notice so mailed will be conclusively presumed to have been duly given, whether or not the registered holder actually receives such notice.
We may redeem the warrants if (i) the last reported sale price of our Class A Ordinary Shares has been at least $18.00 per share (subject to certain adjustments), on 10 trading days within the 20-trading-day period ending on the third business day prior to the date on which notice of the redemption is given and (ii) there is an effective registration statement covering issuance of the Class A Ordinary Shares issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the 30 days prior to the redemption date.
If there is no effective registration statement and current prospectus available, we may nonetheless redeem the warrants on a “cashless basis,” provided that (i) the last reported sale price of our Class A Ordinary Shares has been at least $10.00 per share (subject to certain adjustments) on 10 trading days within the 20-trading-day period ending on the third business day prior to the date on which notice of the redemption is given; and (ii) the holders are able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A Ordinary Shares determined based on the date of redemption and the volume weighted average price of the Class A Ordinary Shares during the ten trading days immediately following the date on which the notice of redemption is sent to holders of the warrants.
On and after the redemption date, the record holder of the warrants will have no further rights except to receive, upon surrender of the warrants, the Redemption Price.
The redemption rights above do not apply to the Private Placement Warrants unless and until they are transferred to persons other than the Sponsor and its Permitted Transferees.
Transfers and Exchanges
Warrants may be exchanged or transferred upon surrender of the warrant to the warrant agent, together with a written request for exchange or transfer. Upon any transfer, a new warrant representing an equal aggregate number of warrants will be issued and the old warrant will be cancelled by the warrant agent.
Book-entry warrants may be transferred only in whole and warrants bearing a restrictive legend may transferred or exchanged only if the warrant agent has received an opinion of counsel stating that such transfer may be made and indicating whether the new warrants must also bear a restrictive legend.
No Rights as a Shareholder
A warrant does not entitle the holder to any of the rights of a shareholder of our company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive right to vote or to consent or the right to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of our company or any other matter.
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